Exhibit 99.1

 FROM:     VIDEO LOTTERY TECHNOLOGIES, INC.
           115 Perimeter Center            2311 South 7th Avenue
           Atlanta, GA  30346              Bozeman, MT 59715
                                           Jay Schuttler (406)585-6607
                                           Email: schuttler@vlt.com
                                           Web site address: www.vlt.com

    The MWW Group
    Public Relations - Tel. (201) 507-9500
    Contact:     Laurie Terry Fern - Email: lterry@mww.com
                 Bob Sommer - Email: rsommer@mww.com
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                                                           FOR IMMEDIATE RELEASE
VIDEO LOTTERY TECHNOLOGIES, INC. ANNOUNCES NAME CHANGE TO
POWERHOUSE TECHNOLOGIES, INC., EFFECTIVE JANUARY 1, 1998

                Powerhouse Name Demonstrates Company's Leadership
                       in World's Gaming Technology Market

     ATLANTA, December 22, 1997 - Video Lottery Technologies, Inc. (Nasdaq National Market: VLTS), announced today that it will change its name to Powerhouse Technologies, Inc. (Nasdaq National Market: PWRH), effective January 1, 1998.
     According to Richard M. Haddrill, President and CEO of Video Lottery Technologies, Inc., "The name change is being made because the corporation has simply outgrown the scope of its original name. Although we remain the worldwide leader in supplying the video lottery industry, we now are a dominant player in on-line lottery systems, casino gaming markets, and pari-mutuel systems, and we are also in the process of opening our first racetrack casino.
     "The name Powerhouse Technologies better represents the broad scope of our leading edge technology," continued Haddrill, "as well the strength and energy of our management and employees."


                                     -more-

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POWERHOUSE
TAKE 2-2

     "This has been a year of great excitement and profitability for our company. We have delivered on the promises made last year to increase shareholder value and have emerged as a stronger, more focused company," said Haddrill. "We remain committed to building long-term shareholder value as we enter 1998."
     The Company's main operating subsidiaries -- AWI, VLC, United Tote and Sunland Park racetrack -- will continue to maintain their identities under the Powerhouse Technologies umbrella.
     Video Lottery Technologies, Inc., through its subsidiaries -- Automated Wagering International, Inc. (AWI), United Tote Company, VLC, Inc. and Sunland Park racetrack-- is one of the leading suppliers of system software, equipment, and related services for on-line lotteries, video lotteries and pari-mutuel systems throughout the world, and a manufacturer and distributor of gaming devices for casinos. Presently, the subsidiaries' equipment and systems are in operation in the United States, Canada, Australia, Europe, South America and the Caribbean.
                                       ###

     The private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some statements in this release are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic conditions, changes in laws or regulations, demand for the products and services of the Company, and the effects of competition. These risks and uncertainties could significantly affect anticipated results in the future and actual results may differ materially from any forward-looking statements. For more information on the potential factors which could affect the Company's business and financial results, see the Company's filings with the Securities and Exchange Commission, including the annual report on Form 10- K dated December 31, 1996 and Form 10-Q dated September 30, 1997.


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